The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191073

Subject to completion, dated September 24, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 18, 2013)

             Shares of Common Stock

Pre-Funded Warrants to Purchase             Shares of Common Stock

We are offering             shares of our common stock.

We are also offering to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.9% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the shares of our common stock that would result in ownership in excess of 9.9%, warrants, which we refer to as pre-funded warrants, to purchase up to             shares of our common stock. Each pre-funded warrant will have an exercise price of $0.01.

Our common stock is listed on the Nasdaq Capital Market under the symbol “IDRA.” The last sale price of our common stock on September 23, 2013, as reported by the Nasdaq Capital Market, was $1.55 per share. We do not intend to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page S-8 of this prospectus supplement, as well as in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Public Offering Price	$	$	$
Underwriting Discounts and Commissions(1)	$	$	$
Proceeds to Us, Before Expenses	$	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and expense reimbursement.

Piper Jaffray

The date of this prospectus supplement is September     , 2013.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated or deemed to be incorporated herein by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated or deemed to be incorporated therein by reference, provides more general information about the Company and its securities. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated or deemed to be incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” on page S-42 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated or deemed to be incorporated by reference therein filed prior to the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document filed after the date of this prospectus supplement and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not, and Piper Jaffray has not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any filing that is incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-8 of this prospectus supplement and the financial statements and related notes and the other information that we incorporated by reference herein, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time.

Idera Pharmaceuticals, Inc.

Overview

We are a clinical stage biotechnology company engaged in the discovery and development of novel synthetic DNA- and RNA-based drug candidates that are designed to modulate immune responses mediated through Toll-like Receptors, or TLRs. TLRs are specific receptors present in immune system cells. Using a chemistry-based approach, we have created synthetic DNA- and RNA-based compounds that are targeted to TLR3, TLR7, TLR8, and TLR9. A TLR antagonist is a compound that blocks activation of an immune response through the targeted TLR. A TLR agonist is a compound that stimulates an immune response through the targeted TLR.

We are conducting a Phase 2 clinical trial of our lead drug candidate, IMO-8400, a TLR7, TLR8, and TLR9 antagonist, for the treatment of psoriasis. In 2012, we completed all patient activities in a Phase 2 clinical trial of IMO-3100, a TLR7 and TLR9 antagonist, in patients with moderate to severe plaque psoriasis. We believe that the results of the Phase 2 clinical trial of IMO-3100 provided proof of concept for our approach of inhibiting specific TLRs for the treatment of psoriasis and potentially other autoimmune and inflammatory diseases. We have designed our ongoing Phase 2 clinical trial of IMO-8400 to provide further proof of concept for our approach. Additionally, recently published independent research has suggested that inhibition of specific TLRs may be a useful approach for the treatment of certain genetically defined B-cell lymphomas.

Our business strategy is to develop IMO-8400 and other TLR antagonists for the treatment of autoimmune diseases with orphan indications or other autoimmune diseases with serious unmet medical needs and for the treatment of certain genetically defined B-cell lymphomas. We plan to seek to enter into one or more collaborations for the development of our TLR antagonists in broader autoimmune disease indications, including psoriasis, lupus and arthritis.

Program in Autoimmune and Inflammatory Disease.    In 2012, we completed all patient activities in a randomized double-blinded, placebo-controlled Phase 2 clinical trial of IMO-3100 in 44 adult patients with moderate to severe plaque psoriasis. In this Phase 2 trial, IMO-3100 showed clinical activity in patients who received subcutaneous doses of IMO-3100 once weekly for four weeks. We believe that the results of this trial provide proof of concept for our approach of targeting specific TLRs for the treatment of psoriasis and potentially other autoimmune and inflammatory diseases.

In 2013, we completed a Phase 1 clinical trial of IMO-8400 in healthy subjects. The objectives of the trial, which was conducted at a single U.S. site, were to evaluate the safety, pharmacokinetics, and pharmacodynamics of IMO-8400 administered by subcutaneous injection. The first portion of the trial involved escalating single doses of IMO-8400 and the second portion of the trial involved four weekly doses of IMO-8400. In this trial, IMO-8400 was well-tolerated at all dose levels, and showed target engagement of TLR7, TLR8, and TLR9 in subjects treated with IMO-8400 compared to treatment with placebo. Based on the clinical activity observed in the four-week Phase 2 clinical trial of IMO-3100 in patients with psoriasis and the data from our Phase 1 clinical trial of IMO-8400, we determined that the next step in our development program was to conduct a Phase 2 clinical trial in patients with moderate to severe plaque psoriasis with a treatment period of up to 12 weeks. Based on our evaluation of the comparative profiles of IMO-3100 and IMO-8400, including the engagement of TLR8 by IMO-8400, we determined to conduct this trial in patients with psoriasis with IMO-8400.

We initiated the Phase 2 clinical trial of IMO-8400 in patients with moderate to severe psoriasis with a 12-week treatment period and a six-week follow-up period during the second quarter of 2013. In the trial, we are evaluating IMO-8400 at three dose levels, 0.075 mg/kg, 0.15 mg/kg and 0.3 mg/kg, and in a placebo cohort. To date, IMO-8400 treatment in this Phase 2 clinical trial has been well-tolerated, with no treatment-related discontinuations. We expect to complete the target enrollment of 32 patients in September 2013 and to have top-line data from this Phase 2 trial during the first quarter of 2014.

We are currently evaluating orphan autoimmune disease indications for which we may develop IMO-8400 or other of our TLR antagonists. We plan to seek to enter into one or more collaborations for broader autoimmune disease indications such as psoriasis, lupus and arthritis.

Program in Genetically Defined B-cell Lymphomas.    Recent independent research suggests that inhibition of specific TLRs may be a useful approach to the treatment of certain genetically defined B-cell lymphomas. In this research, a specific genetic mutation has been identified which has been shown to engage TLR7 and TLR9 to confer a survival benefit to the tumor cells. In this research, the inhibition of TLR7 and TLR9 led to increased rates of cell death in tumor cells harboring this mutation.

We have conducted preclinical studies of IMO-8400 in human lymphoma cell lines that carry this specific genetic mutation and in human lymphoma cell lines lacking the mutation. In these studies, IMO-8400 increased rates of cell death, inhibited cytokine production, and inhibited key components of signaling pathways. IMO-8400 did not have any significant effects in human lymphoma cell lines that did not carry the mutation. In addition, in a study that we conducted in a mouse tumor model, IMO-8400 monotherapy showed anti-tumor activity using a human lymphoma cell line that carries the mutation. In July 2013, we entered into a materials cooperative research and development agreement, or M-CRADA, with the National Cancer Institute, or NCI, to evaluate our TLR antagonists as a potential approach for the treatment of certain genetically defined B-cell lymphomas.

This specific genetic mutation has been reported in several types of B-cell lymphomas, and is most often associated with non-Hodgkin lymphoma. We initially plan to evaluate IMO-8400 with respect to two forms of non-Hodgkin lymphomas. One is Waldenström’s macroglobulinemia, a lymphoma that commonly involves the blood and bone marrow and may spread to almost any organ in the body. Based on published independent reports, we believe that approximately 90% of patients with Waldenström’s macroglobulinemia have the specific genetic mutation. Diffuse large B-cell lymphoma, or DLBCL, is another form of non-Hodgkin lymphoma with a high incidence of this specific genetic mutation. Based on published independent reports, we believe that approximately 30% of patients with activated B-cell-like, or ABC, DLBCL carry the specific genetic mutation.

Based on the SEER Cancer Statistics Review, 1975-2001, from the National Cancer Institute’s SEER database and published independent reports as to patients with B-cell lymphoma with the specific genetic mutation, and taking into consideration estimated population growth, we estimate that there will be approximately 4,000 patients diagnosed with non-Hodgkin forms of B-cell lymphoma in 2013, including 1,200 patients with Waldenström’s macroglobulinemia and 2,000 patients with ABC-DLBCL. Based on this information, we also believe that at least 7,500 patients in the United States currently have B-cell lymphoma with the specific genetic mutation. We believe Waldenström’s macroglobulinemia and DLBCL are orphan indications with unmet medical need. There are currently no drugs specifically approved for the treatment of Waldenström’s macroglobulinemia or DLBCL. Currently, patients with any form of non-Hodgkin lymphoma are most often treated with monoclonal antibody rituximab and/or with one or more chemotherapeutic agents.

Our planned next step in our B-cell lymphoma program is to conduct two Phase 1/2 clinical trials of IMO-8400 in relapsed or refractory patients. We plan to evaluate patients with Waldenström’s macroglobulinemia in one trial and patients with DLBCL in the second trial. We expect that some of the patients in each trial will have the specific genetic mutation, which we believe will provide us with the opportunity to assess the clinical activity of IMO-8400 in patients with the specific genetic mutation. The planned Phase 1/2 clinical trials are designed to evaluate safety and tolerability in dose-escalation cohorts and to evaluate the potential for clinical activity in expansion cohorts at one or more dose levels. In the dose-escalation cohorts, each trial is designed to include approximately 12 to 18 patients. In the expansion cohorts, an additional 12 patients in each trial will be evaluated for safety and for signals of potential clinical activity. Each trial therefore is expected to enroll approximately 30 patients. We currently anticipate submitting an Investigational New Drug application, or IND, with respect to the use of IMO-8400 in B-cell lymphomas to the United States Food and Drug Administration, or FDA, in the fourth quarter of 2013, with the goal of initiating the two Phase 1/2 clinical trials in the first quarter of 2014.

Our strategy for our program in genetically defined B-cell lymphomas is to include in the planned trials patients with the genetically defined cancer that we are seeking to treat. If we see early evidence of a therapeutic effect in either of these trials, we plan to meet with regulatory authorities to discuss the possibility of an accelerated clinical development and regulatory pathway for the applicable program. We cannot predict whether or when any of our product candidates will prove effective or safe in humans, if they will receive regulatory approval or if we will be able to participate in FDA expedited review and approval programs, including breakthrough and fast track designation.

Expanding Development Pipeline of TLR Antagonist Candidates.    We have selected an additional TLR antagonist candidate, IMO-9200, for development and have completed early stage preclinical studies of this TLR antagonist product candidate. We intend to initiate an IND-enabling development program of IMO-9200 in the fourth quarter of 2013 for one of the diverse disease indications for which TLR antagonists may be applicable. We anticipate submission of an IND for IMO-9200 in the third quarter of 2014, with the goal of initiating the Phase 1 trial in the third quarter of 2014.

Additional Programs.    We have also created gene silencing oligonucleotides, or GSOs, which are designed to inhibit the production of disease-associated proteins by targeting RNA. We believe our GSO technology provides us with a platform from which drug candidates for multiple disease indications can be developed.

We had cash and cash equivalents of approximately $16.3 million at June 30, 2013. We believe that without the proceeds of this offering our existing cash and cash equivalents would be sufficient to fund our operations at least through the fourth quarter of 2014, based on an operating plan that includes the completion of our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis and planning with respect to further clinical development of IMO-8400. However, we believe that the net proceeds of this offering, together with our existing funds, will enable us to fund our operations through the second quarter of 2015. Specifically, we believe that our available funds following this offering will be sufficient to enable us to complete our ongoing Phase 2 clinical trial in patients with psoriasis, our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL and our planned Phase 1 clinical trial of IMO-9200. We will need to raise additional funds in order to conduct any other clinical development of IMO-8400 or IMO-9200, including to conduct any other development of our other drug candidates or technologies.

Corporate Information

Our executive offices are located at 167 Sidney Street, Cambridge, Massachusetts 02139, our telephone number is (617) 679-5500 and our Internet address is www.iderapharma.com. The information on our Internet website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only. Unless the context otherwise requires, references in this prospectus to “Idera Pharmaceuticals,” “we,” “us,” and “our” refer to Idera Pharmaceuticals, Inc.

Idera® and IMO® are our trademarks. All other trademarks and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	shares.

Pre-funded warrants offered by us	Pre-funded warrants to purchase up to shares of our common stock. Each pre-funded warrant will have an exercise price of $0.01 per share, will be exercisable upon issuance and will expire years from the date of issuance. Pre-funded warrants are being offered to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.9% of our outstanding common stock following the consummation of this offering. In lieu of the shares of our common stock that would result in ownership in excess of 9.9%, such purchasers are being offered pre-funded warrants to purchase such excess shares of our common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of these pre-funded warrants.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We plan to use the net proceeds from this offering to fund our planned Phase 1/2 clinical trials of IMO-8400 intended to evaluate its use in certain genetically defined forms of B-cell lymphomas, our planned Phase 1 clinical trial of IMO-9200 and for working capital and other general corporate purposes. Please see “Use of Proceeds” on page S-36.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should carefully consider before investing in our securities.

Nasdaq Capital Market listing	IDRA

The number of shares of our common stock to be outstanding after this offering set forth above is based on 45,165,160 shares of our common stock outstanding as of June 30, 2013.

Unless otherwise indicated, all information in this prospectus, including the number of shares of our common stock to be outstanding after this offering set forth above, excludes the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering and also excludes the following:

•	6,998,477 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2013, at a weighted-average exercise price of $4.02 per share;

•	1,000,391 shares of common stock reserved as of June 30, 2013 for future issuance under our equity incentive plans;

•	1,926 shares of common stock reserved as of June 30, 2013 for issuance upon any conversion of our outstanding Series A convertible preferred stock, or Series A preferred stock;

•	6,266,175 shares of common stock reserved as of June 30, 2013 for issuance upon any conversion of our outstanding Series D convertible preferred stock, or Series D preferred stock;

•	8,484,840 shares of common stock reserved as of June 30, 2013 for issuance upon any conversion of our outstanding Series E convertible preferred stock, or Series E preferred stock; and

•

64,056,546 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2013, at a weighted average exercise price of $0.52 per share, including pre-funded warrants to purchase 15,816,327 shares at an exercise of $0.01 per share outstanding as of June 30, 2013.

In addition, unless otherwise indicated, this prospectus also reflects and assumes no exercise of outstanding options or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our securities.

Risks Relating to Our Financial Results and Need for Financing

We will need additional financing, which may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could result in the termination of our operations and the sale and license of our assets or otherwise adversely affect our research and development programs and other operations.

We had cash and cash equivalents of approximately $16.3 million at June 30, 2013. We believe that without the proceeds of this offering our existing cash and cash equivalents would be sufficient to fund our operations at least through the fourth quarter of 2014, based on an operating plan that includes the completion of our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis and planning with respect to further clinical development of IMO-8400. However, we believe that the net proceeds of this offering, together with our existing funds, will enable us to fund our operations through the second quarter of 2015. Specifically, we believe that our available funds following this offering will be sufficient to enable us to complete our ongoing Phase 2 clinical trial in patients with psoriasis, our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL and our planned Phase 1 clinical trial of IMO-9200. We will need to raise additional funds in order to conduct any other clinical development of IMO-8400 or IMO-9200, including to conduct any other development of our other drug candidates or technologies.

We expect that we will require substantial additional funds beyond the proceeds of this offering to conduct additional research and development, including preclinical testing and clinical trials of our drug candidates and to fund our operations. We are seeking and expect to continue to seek additional funding through collaborations, the sale or license of assets or financings of equity or debt securities. We believe that the key factors that will affect our ability to obtain funding are:

•

the results of our clinical and preclinical development programs, including the results of our ongoing Phase 2 clinical trial of IMO-8400 in patients with moderate to severe plaque psoriasis that we initiated in June 2013 and the results of the dose escalation phase of our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia and our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL;

•	the cost, timing, and outcome of regulatory reviews;

•

competitive and potentially competitive products and technologies and investors’ receptivity to our drug candidates and the technology underlying them in light of competitive products and technologies;

•	the receptivity of the capital markets to financings by biotechnology companies generally and companies with drug candidates and technologies such as ours specifically; and

•	our ability to enter into additional collaborations with biotechnology and pharmaceutical companies and the success of such collaborations.

In addition, increases in expenses or delays in clinical development may adversely impact our cash position and require additional funds or further cost reductions.

Additional financing may not be available to us when we need it or may not be available to us on favorable or acceptable terms or at all. We could be required to seek funds through collaborative alliances or through other means that may require us to relinquish rights to some of our technologies, drug candidates or drugs that we would otherwise pursue on our own. In addition, if we raise additional funds by issuing equity securities, our then existing stockholders will experience dilution. The terms of any financing may adversely affect the holdings or the rights of existing stockholders. An equity financing that involves existing stockholders may cause a concentration of ownership. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, and are likely to include rights that are senior to the holders of our common stock. Any additional debt financing or equity that we raise may contain terms, such as liquidation and other preferences, or liens or other restrictions on our assets, which are not favorable to us or our stockholders.

If we are unable to obtain adequate funding on a timely basis or at all, we will be required to terminate, modify or delay preclinical or clinical trials of one or more of our drug candidates, significantly curtail or terminate discovery or development programs for new drug candidates or relinquish rights to portions of our technology, drug candidates and/or products.

We have incurred substantial losses and expect to continue to incur losses. We will not be successful unless we reverse this trend.

We have incurred losses in every year since our inception, except for 2002, 2008, and 2009 when our recognition of revenues under license and collaboration agreements resulted in our reporting net income for those years. As of June 30, 2013, we had an accumulated deficit of $402.1 million. Since January 1, 2001, we have primarily been involved in the development of our TLR pipeline. From January 1, 2001 to June 30, 2013, we incurred losses of $141.9 million. We incurred losses of $260.2 million prior to December 31, 2000 during which time we were primarily involved in the development of non-TLR targeted antisense technology. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets, and working capital.

We have never had any products of our own available for commercial sale and have received no revenues from the sale of drugs. As of June 30, 2013, almost all of our revenues have been from collaborative and license agreements. We have devoted substantially all of our efforts to research and development, including clinical trials, and we have not completed development of any drug candidates. Because of the numerous risks and uncertainties associated with developing drugs, we are unable to predict the extent of any future losses, whether or when any of our drug candidates will become commercially available, or when we will become profitable, if at all. We expect to incur substantial operating losses in future periods.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We have received a report dated March 11, 2013 from Ernst & Young LLP, our independent registered public accounting firm, regarding our financial statements as of December 31, 2012 and for the fiscal year then ended, which included an explanatory paragraph stating that the financial statements were prepared assuming we will continue as a going concern. The report also stated that our recurring losses and negative cash flows from operations will require us to raise additional capital or obtain alternative means of financial support, or both, prior to December 31, 2013 in order to continue to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern. The going concern explanatory paragraph included in our auditor’s report on our financial statements could inhibit our ability to finance our operations. On May 7, 2013, we raised $16.5 million in gross proceeds from a follow-on underwritten public offering of our securities, increasing our cash resources sufficiently to fund our operations at least through the fourth quarter of 2014. Without the proceeds of this offering, we will need to raise substantial additional funds in order to conduct research and development, including preclinical testing and clinical trials of our drug candidates, and to fund our operations beyond such time. If we are unable to obtain adequate funding on a timely basis or at all, we will be required to terminate, modify or delay preclinical or clinical trials of one or more of our drug candidates, significantly curtail or terminate discovery or development programs for new drug candidates or relinquish rights to portions of our technology, drug candidates and/or products.

We must continue to meet the Nasdaq Capital Market continued listing requirements or we risk delisting. If our common stock were to be delisted, our stock price may decline and it would likely make it more difficult for us to sell securities in a financing and for our stockholders to trade our stock.

Our common stock trades on the Nasdaq Capital Market. In order to continue the listing of our common stock on the Nasdaq Capital Market, we are required to meet the continued listing requirements of the Nasdaq Capital Market. We recently faced the delisting of our common stock from the Nasdaq Capital Market as a result of our failure to satisfy the minimum stockholders’ equity requirement pursuant to Nasdaq Listing Rule 5450(b)(2), and the minimum bid price requirement in accordance with Nasdaq Listing Rule 5450(a)(1). Nasdaq notified us that we had regained compliance with the minimum stockholders’ equity requirement on May 8, 2013 and with the minimum bid price requirement on August 12, 2013. If we do not continue to meet the continued listing requirements of the Nasdaq Capital Market, our common stock will be delisted. If our common stock were to be delisted from the Nasdaq Capital Market, it might be eligible to trade on the Over-The-Counter Bulletin Board, which may be a less liquid market, or on the pink sheets. In such case, our stockholders’ ability to trade, or obtain quotations of the market value of, shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There can be no assurance that our common stock, if in the future it were to be delisted from the Nasdaq Capital Market, would be listed on a national securities exchange, a national quotation service, the Over-The-Counter Bulletin Board or the pink sheets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our common stock, reduce security analysts’ coverage of us and diminish investor, supplier and employee confidence.

Risks Relating to Our Business, Strategy and Industry

We are depending heavily on the development of TLR-targeted drug candidates for the treatment of autoimmune and inflammatory diseases and certain genetically defined B-cell lymphomas. If we terminate the development of any of our programs or any of our drug candidates in such programs, are unable to successfully develop and commercialize any of our drug candidates, or experience significant delays in doing so, our business may be materially harmed.

We have invested a significant portion of our time and financial resources in the development of clinical stage lead drug candidates as part of our autoimmune and inflammatory disease program. In June 2013, we initiated a Phase 2 clinical trial in patients with psoriasis to, among other things, evaluate the clinical activity of IMO-8400 with a treatment period of up to 12 weeks. We expect to have top-line data from this Phase 2 trial during the first quarter of 2014. In the future, we also intend to invest a significant portion of our time and financial resources in the development of IMO-8400 as part of our genetically defined B-cell lymphoma program.

We are planning to initiate a Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia and a Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL in the first quarter of 2014, and are also planning to initiate a Phase 1 clinical trial of IMO-9200 in the third quarter of 2014. However, our plans to conduct these trials are subject to our ability to fund the conduct of these trials with additional financing. We expect to seek such additional funding through public or private equity offerings, debt financings, collaborations and licensing arrangements, and other sources.

We anticipate that our ability to generate product revenues will depend heavily on the successful development and commercialization of our drug candidates in our autoimmune and inflammatory disease and genetically defined B-cell lymphoma programs.

Our ability to generate product revenues under our collaboration with Merck Sharp & Dohme Corp. (formerly Merck & Co., Inc.), or Merck & Co., and under any other collaboration that we enter into with respect to our autoimmune disease program, will depend on the development and commercialization of the drug candidates being developed. Our efforts, and the efforts of Merck & Co., to develop and commercialize these compounds are at an early stage and are subject to many challenges. We have experienced setbacks with respect to our programs for IMO-3100, IMO-2125, and IMO-2055, including:

•

During the fourth quarter of 2010, we commenced additional nonclinical studies of IMO-3100 in light of some reversible immune responses that were observed in the 13-week nonclinical toxicology studies and that were inconsistent with observations made in our other nonclinical studies of IMO-3100. In June 2011, we submitted a Phase 2 protocol to the United States Food and Drug Administration, or FDA, to conduct a 12-week clinical trial of IMO-3100 in patients with psoriasis. In July 2011, the FDA placed a clinical hold on the protocol that we had submitted. In October 2011, we submitted to FDA a new Phase 2 protocol to evaluate IMO-3100 in adult patients with moderate to severe plaque psoriasis, over a four-week treatment period. In December 2011, the FDA removed the clinical hold. We subsequently initiated in the second quarter of 2012 the four-week Phase 2 clinical trial that we completed in the fourth quarter of 2012. We cannot be certain that the FDA will allow us to conduct further clinical trials of IMO-3100 for treatment periods of more than four weeks or at all without additional clinical or preclinical data.

•

In April 2011, we chose to delay initiation of our planned 12-week Phase 2 randomized clinical trial of IMO-2125 plus ribavirin in treatment-naïve, genotype 1 hepatitis C virus, or HCV, patients based on preliminary observations in an ongoing 26-week chronic nonclinical toxicology study of IMO-2125 in rodents. We subsequently completed a 39-week chronic nonclinical toxicology study of IMO-2125 in non-human primates in which there were no similar observations. During the third quarter of 2011, we re-assessed and prioritized our drug development programs, and determined to discontinue further investment of internal resources on the development of IMO-2125 for the treatment of HCV.

•

In July 2011, Merck KGaA, Darmstadt, Germany, or Merck KGaA, informed us that, based on increased incidence of neutropenia and electrolyte imbalances reported in its Phase 1 trial of IMO-2055 in combination with cisplatin/5-FU and cetuximab in patients with first-line squamous cell carcinoma of the head and neck, or SCCHN, and subsequent re-evaluation of its clinical development program, Merck KGaA had determined that it would not conduct further clinical development of IMO-2055. In November 2011, as part of an agreed-upon termination of our collaboration with Merck KGaA, we regained global rights to IMO-2055 and our other TLR9 agonists, including preclinical lead drug candidates selected for further evaluation under the collaboration, for the treatment of cancer. In May 2012, we announced that in the Phase 2 trial of IMO-2055 in combination with cetuximab in patients with second-line SCCHN, the combination of IMO-2055 and cetuximab did not meet the primary endpoint of the trial.

We intend to seek to enter into collaborations with pharmaceutical companies to advance the use of our TLR antagonist product candidates. Our setbacks with respect to our programs for IMO-3100, IMO-2125, and IMO-2055 could negatively impact our ability to license any of such compounds to a third party.

Our ability to successfully develop and commercialize these drug candidates, or other potential candidates, will depend on our ability to overcome these recent challenges and on several factors, including the following:

•	the drug candidates demonstrating activity in clinical trials;

•	the drug candidates demonstrating an acceptable safety profile in nonclinical toxicology studies and during clinical trials;

•	timely enrollment in clinical trials of IMO-8400 and other drug candidates, which may be slower than anticipated, potentially resulting in significant delays;

•	satisfying conditions imposed on us and/or our collaborators by the FDA or equivalent foreign regulatory authorities regarding the scope or design of clinical trials;

•	the ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory authorities, the safety and efficacy of the drug candidates through current and future clinical trials;

•	timely receipt of necessary marketing approvals from the FDA and equivalent foreign regulatory authorities;

•	the ability to combine our drug candidates and the drug candidates being developed by Merck & Co. and any other collaborators safely and successfully with other therapeutic agents;

•	achieving and maintaining compliance with all regulatory requirements applicable to the products;

•	establishment of commercial manufacturing arrangements with third-party manufacturers;

•	the successful commercial launch of the drug candidates, assuming FDA approval is obtained, whether alone or in combination with other products;

•	acceptance of the products as safe and effective by patients, the medical community, and third-party payors;

•	competition from other companies and their therapies;

•	changes in treatment regimens;

•	successful protection of our intellectual property rights from competing products in the United States and abroad; and

•	a continued acceptable safety and efficacy profile of the drug candidates following marketing approval.

We have recently begun to focus our efforts on the research and development of product candidates for use in the treatment of certain genetically defined B-cell lymphomas, and our approach for the treatment of these genetically defined B-cell lymphomas is novel and may not result in any approved and marketable products.

We are in the early stages of developing our program in genetically defined B-cell lymphomas, an area in which we have little experience. In connection with this program, we are focusing our efforts on the research and development of TLR antagonist product candidates for use in the treatment of certain genetically defined B-cell lymphomas. The scientific evidence to support the feasibility of developing product candidates for this use is both preliminary and limited. We have conducted preclinical studies in human lymphoma cell lines that carry the specific genetic mutation and have also entered into a M-CRADA with NCI to evaluate our TLR antagonists as a potential approach to the treatment of certain genetically defined B-cell lymphomas. Although the preliminary results of our preclinical studies have been promising, it is unknown whether these results are indicative of results that may be obtained in our planned clinical trials. Therefore, we do not know if our approach of inhibiting TLRs to treat patients with genetically defined B-cell lymphomas will be successful or if we will ever succeed in obtaining regulatory approval to market any product for this purpose. In addition, in the event that our development efforts for such a product candidate progress towards commercialization, we will need to develop companion diagnostics for such product candidate. We have no experience in developing companion diagnostics and will be dependent on the efforts of third party collaborators to successfully develop and commercialize these companion diagnostics on our behalf.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our TLR antagonist product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. In particular, because there are a limited number of patients with the Waldenström’s macroglobulinemia or DLBCL and the specific genetic mutation, our ability to enroll eligible patients in any clinical trials for these indications may be limited or may result in slower enrollment than we anticipate. In addition, some of our competitors have ongoing clinical trials for product candidates that treat the same indications as our TLR antagonist product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates.

Patient enrollment is affected by other factors including:

•	the severity of the disease under investigation;

•	the eligibility criteria for the study in question;

•	the perceived risks and benefits of the TLR antagonist product candidates under study;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	the proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our TLR antagonist product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

With respect to our genetically defined B-cell lymphoma programs, we expect to design future clinical trials to include some patients with a particular genetic mutation that causes the disease with a view to assessing possible early evidence of potential therapeutic effect. If we are unable to include patients with the applicable genetic mutation, this could compromise our ability to seek participation in FDA expedited review and approval programs, including breakthrough therapy and fast track designation, or otherwise to seek to accelerate clinical development and regulatory timelines.

If our clinical trials are unsuccessful, or if they are delayed or terminated, we may not be able to develop and commercialize our products.

In order to obtain regulatory approvals for the commercial sale of our products, we are required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our drug candidates. Clinical trials are lengthy, complex, and expensive processes with uncertain results. We may not be able to complete any clinical trial of a potential product within any specified time period. Moreover, clinical trials may not show our potential products to be both safe and efficacious. The FDA or other equivalent foreign regulatory agencies may not allow us to complete these trials or commence and complete any other clinical trials. For example, in July 2011, the FDA placed a clinical hold on a protocol we had submitted for a proposed Phase 2 clinical trial of IMO-3100 in patients with psoriasis.

The results from preclinical testing of a drug candidate that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. Furthermore, interim results of a clinical trial do not necessarily predict final results, and failure of any of our clinical trials can occur at any stage of testing. Companies in the biotechnology and pharmaceutical industries, including companies with greater experience in preclinical testing and clinical trials than we have, have suffered significant setbacks in clinical trials, even after demonstrating promising results in earlier trials. Moreover, effects seen in nonclinical studies, even if not observed in clinical trials, may result in limitations or restrictions on clinical trials. Numerous unforeseen events may occur during, or as a result of, preclinical testing, nonclinical testing or the clinical trial process that could delay or inhibit the ability to receive regulatory approval or to commercialize drug products.

Other companies developing drugs targeted to TLRs have experienced setbacks in clinical trials. For example in 2007, Coley Pharmaceutical Group, which since has been acquired by Pfizer, Inc., or Pfizer, discontinued four clinical trials for PF-3512676, its investigational TLR9 agonist compound, in combination with cytotoxic chemotherapy in cancer, and suspended its development of Actilon®, a TLR9 agonist, for HCV infection. In July 2007, Anadys Pharmaceuticals, Inc. and its partner Novartis Pharmaceuticals, Ltd., or Novartis, discontinued the development of ANA975, the investigational TLR7 agonist compound for HCV infection. Dynavax Technologies Corporation, or Dynavax, announced in May 2008 discontinuation of the clinical development program for TOLAMBA®, an investigational vaccine which contained a TLR9 agonist adjuvant, and in February 2013 Dynavax announced receipt of a Complete Response Letter from FDA regarding its Biological License Application for HEPLISAV®, which is an investigational hepatitis B vaccine that contains a TLR9 agonist adjuvant. These setbacks with respect to TLR-targeted drug candidates may result in enhanced scrutiny by regulators or institutional review boards, or IRBs, of clinical trials of TLR-targeted drug candidates, including our TLR-targeted drug candidates, which could result in regulators or IRBs prohibiting the commencement of clinical trials, requiring additional nonclinical studies as a precondition to commencing clinical trials or imposing restrictions on the design or scope of clinical trials that could slow enrollment of trials, increase the costs of trials or limit the significance of the results of trials. Such setbacks could also adversely impact the desire of investigators to enroll patients in, and the desire of patients to enroll in, clinical trials of TLR-targeted drug candidates.

Other events that could delay or inhibit conduct of our clinical trials include:

•	regulators or IRBs may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	nonclinical or clinical data may not be readily interpreted, which may lead to delays and/or misinterpretation;

•	our nonclinical tests, including toxicology studies, or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional nonclinical testing or clinical trials or we may abandon projects that we expect may not be promising;

•	the rate of enrollment or retention of patients in our clinical trials may be lower than we expect;

•	we might have to suspend or terminate our clinical trials if the participating subjects experience serious adverse events or undesirable side effects or are exposed to unacceptable health risks;

•

regulators or IRBs may hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements, issues identified through inspections of manufacturing or clinical trial operations or clinical trial sites, or if, in their opinion, the participating subjects are being exposed to unacceptable health risks;

•

regulators may hold or suspend our clinical trials while collecting supplemental information on, or clarification of, our clinical trials or other clinical trials, including trials conducted in other countries or trials conducted by other companies;

•

we, along with our collaborators and subcontractors, may not employ, in any capacity, persons who have been debarred under the FDA’s Application Integrity Policy, or similar policy under foreign regulatory authorities. Employment of such debarred persons, even if inadvertent, may result in delays in the FDA’s or foreign equivalent’s review or approval of our products, or the rejection of data developed with the involvement of such person(s);

•	the cost of our clinical trials may be greater than we currently anticipate; and

•	our products may not cause the desired effects or may cause undesirable side effects or our products may have other unexpected characteristics.

We do not know whether clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to commercialize our products.

Delays in commencing clinical trials of potential products could increase our costs, delay any potential revenues, and reduce the probability that a potential product will receive regulatory approval.

Our drug candidates and our collaborators’ drug candidates will require preclinical and other nonclinical testing and extensive clinical trials prior to submission of any regulatory application for commercial sales. In conducting clinical trials, we cannot be certain that any planned clinical trial will begin on time, if at all. Delays in commencing clinical trials of potential products could increase our product development costs, delay any potential revenues, and reduce the probability that a potential product will receive regulatory approval.

Commencing clinical trials may be delayed for a number of reasons, including delays in:

•	manufacturing sufficient quantities of drug candidate that satisfy the required quality standards for use in clinical trials;

•	demonstrating sufficient safety to obtain regulatory approval for conducting a clinical trial;

•	reaching an agreement with any collaborators on all aspects of the clinical trial;

•	reaching agreement with contract research organizations, if any, and clinical trial sites on all aspects of the clinical trial;

•	resolving any objections from the FDA or any regulatory authority on an Investigational New Drug application, or IND, or proposed clinical trial design;

•	obtaining IRB approval for conducting a clinical trial at a prospective site; and

•	enrolling patients in order to commence the clinical trial.

The technologies on which we rely are unproven and may not result in any approved and marketable products.

Our technologies or therapeutic approaches are relatively new and unproven. We have focused our efforts on the research and development of RNA- and DNA-based compounds targeted to TLRs and on GSOs. Neither we nor any other company have obtained regulatory approval to market such compounds as therapeutic drugs, and no such products currently are being marketed. It is unknown whether the results of preclinical studies with TLR-targeted compounds will be indicative of results that may be obtained in clinical trials, and results we have obtained in the clinical trials we have conducted to date may not be predictive of results in subsequent large-scale clinical trials. Further, the chemical and pharmacological properties of RNA- and DNA-based compounds targeted to TLRs or of GSOs may not be fully recognized in preclinical studies and small-scale clinical trials, and such compounds may interact with human biological systems in unforeseen, ineffective or harmful ways that we have not yet identified.

As a result of these factors, we may never succeed in obtaining regulatory approval to market any product. Furthermore, the commercial success of any of our products for which we may obtain marketing approval from the FDA or other regulatory authorities will depend upon their acceptance by patients, the medical community, and third-party payors as clinically useful, safe, and cost-effective. In addition, if products being developed by our competitors have negative clinical trial results or otherwise are viewed negatively, the perception of our technologies and market acceptance of our products could be impacted negatively.

Our recent setbacks with respect to our TLR-targeted compounds, together with the setbacks experienced by other companies developing TLR-targeted compounds, may result in a negative perception of our technology and our TLR-targeted compounds, impact our ability to obtain marketing approval of these drug candidates and adversely affect acceptance of our technology and our TLR-targeted compounds by patients, the medical community and third-party payors.

Our efforts to educate the medical community on our potentially unique approaches may require greater resources than would be typically required for products based on conventional technologies or therapeutic approaches. The safety, efficacy, convenience, and cost-effectiveness of our products as compared to competitive products will also affect market acceptance.

We face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than us.

We are developing our TLR-targeted drug candidates for use in the treatment of autoimmune and inflammatory diseases and genetically defined B-cell lymphomas and for use as vaccine adjuvants. We have one drug candidate, IMO-8400, in clinical development in our autoimmune and inflammatory disease program. With respect to our genetically defined B-cell lymphoma program we have conducted preclinical studies on and entered into a M-CRADA with NCI to evaluate our TLR antagonists as a potential approach to the treatment of certain genetically defined B-cell lymphomas, and plan to initiate a Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia and a Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL during the first quarter of 2014. We are also collaborating with Merck & Co. for the use of agonists of TLR7, TLR8, and TLR9 as vaccine adjuvants for cancer, infectious diseases and Alzheimer’s disease. Finally, we are seeking to enter into collaborative alliances with pharmaceutical companies to advance our TLR-targeted programs in broader autoimmune disease indications, such as psoriasis, lupus and arthritis, as well as applications of our GSO technology platform. For all of these disease areas, there are many other companies, public and private, that are actively engaged in discovery, development, and commercializing products and technologies that may compete with our drug candidates and programs, including TLR targeted compounds as well as non-TLR targeted therapies.

Our principal competitor developing TLR-targeted compounds for autoimmune and inflammatory diseases is Dynavax, with its collaborator, GlaxoSmithKline plc., or GlaxoSmithKline. Merck & Co.’s vaccines using our TLR7, TLR8 or TLR9 agonists as adjuvants may compete with vaccines using TLR agonists as adjuvants being developed or marketed by GlaxoSmithKline, Novartis, Dynavax, VaxInnate, Inc., Intercell AG, and Cytos Biotechnology AG.

We are developing drug candidates for the treatment of moderate to severe plaque psoriasis. There are a number of well-known immune suppressors and biologics that are currently being widely used for the treatment of moderate to severe plaque psoriasis, including methotrexate and cyclosporine, which are both immune suppressors, and biologics like Enbrel, which is marketed by Amgen Inc., or Amgen, Pfizer, and Takeda Pharmaceutical Company Limited, Remicade, which is marketed by Janssen Biotech, Merck & Co., and Mitsubishi Tanabe Pharma, Humira, which is marketed by Abbott Laboratories, and Stelara, which is marketed by Janssen Biotech. In addition to existing treatments, we are also aware of additional compounds for the treatment of moderate to severe plaque psoriasis that are currently in late stage development, including apremilast, which is being developed by Celgene Corporation, tofacitinib, which is being developed by Pfizer, secukinumab, which is being developed by Novartis, ixekizumab, which is being developed by Eli Lilly and Company, and brodalumab, which is being developed by Amgen, AstraZeneca PLC, and Kyowa Hakko Kirin Co., Ltd.

We are planning to develop drug candidates for the treatment of genetically defined B-cell lymphoma. There are currently no drugs specifically approved for the treatment of Waldenström’s macroglobulinemia or DLBCL. Currently, patients with any form of non-Hodgkin lymphoma are most often treated with monoclonal antibody rituximab and/or with one or more chemotherapeutic agents. Rituximab is co-marketed in the United States by Biogen Idec and Genentech and Hoffmann-La Roche and Chugai Pharmaceuticals in territories outside the United States. We are aware of additional compounds in development for the treatment of genetically defined B-cell lymphoma, including Ibrutinib, which is being developed by Pharmacyclics, Inc., and an inhibitor of interleukin-1 receptor-associated kinase 4, or IRAK4, which is being developed by Nimbus Discovery, Inc.

Some of these potentially competitive products have been in development or commercialized for years, in some cases by large, well established pharmaceutical companies. Many of the marketed products have been accepted by the medical community, patients, and third-party payors. Our ability to compete may be affected by the previous adoption of such products by the medical community, patients, and third-party payors. Additionally, in some instances, insurers and other third-party payors seek to encourage the use of generic products, which makes branded products, such as our drug candidates, potentially less attractive, from a cost perspective, to buyers.

We recognize that other companies, including large pharmaceutical companies, may be developing or have plans to develop products and technologies that may compete with ours. Many of our competitors have substantially greater financial, technical, and human resources than we have. In addition, many of our competitors have significantly greater experience than we have in undertaking preclinical studies and human clinical trials of new pharmaceutical products, obtaining FDA and other regulatory approvals of products for use in health care and manufacturing, and marketing and selling approved products. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we are developing. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours.

We anticipate that the competition with our products and technologies will be based on a number of factors including product efficacy, safety, availability, and price. The timing of market introduction of our products and competitive products will also affect competition among products. We expect the relative speed with which we can develop products, complete the clinical trials and approval processes, and supply commercial quantities of the products to the market to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, protect our intellectual property, and to secure sufficient capital resources for the period between technological conception and commercial sales.

Competition for technical and management personnel is intense in our industry, and we may not be able to sustain our operations or grow if we are unable to attract and retain key personnel.

Our success is highly dependent on the retention of principal members of our technical and management staff, including Dr. Sudhir Agrawal. Dr. Agrawal serves as our President and Chief Executive Officer. Dr. Agrawal has made significant contributions to the field of oligonucleotide-based drug candidates, and has led the discovery and development of our compounds targeted to TLRs.

He is named as an inventor on over 400 patents and patent applications in countries around the world. Dr. Agrawal provides us with leadership for our management team and research and development activities. The loss of Dr. Agrawal’s services would be detrimental to our ongoing scientific progress and the execution of our business plan.

We are a party to an employment agreement with Dr. Agrawal that expires on October 19, 2015, but automatically extends annually for additional one-year periods. This agreement may be terminated by us or Dr. Agrawal for any reason or no reason at any time upon notice to the other party. We do not carry key man life insurance for Dr. Agrawal.

Furthermore, our future growth will require hiring a number of qualified technical and management personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or growth.

Regulatory Risks

We are subject to comprehensive regulatory requirements, which are costly and time consuming to comply with; if we fail to comply with these requirements, we could be subject to adverse consequences and penalties.

The testing, manufacturing, labeling, advertising, promotion, export, and marketing of our products are subject to extensive regulation by governmental authorities in Europe, the United States, and elsewhere throughout the world.

In general, submission of materials requesting permission to conduct clinical trials may not result in authorization by the FDA or any equivalent foreign regulatory agency to commence clinical trials. Further, permission to continue ongoing trials may be withdrawn by the FDA or other regulatory agencies at any time after initiation, based on new information available after the initial authorization to commence clinical trials or for other reasons. In addition, submission of an application for marketing approval to the relevant regulatory agency following completion of clinical trials may not result in the regulatory agency approving the application if applicable regulatory criteria are not satisfied, and may result in the regulatory agency requiring additional testing or information.

Even if we obtain regulatory approval for any of our product candidates, we will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the requirement to implement a risk evaluation and mitigation strategy. If any of our product candidates receives marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product. For example, new cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed.

Both before and after approval is obtained, failure to comply with regulatory requirements, or discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, may result in:

•	the regulatory agency’s delay in approving, or refusal to approve, an application for marketing of a product or a supplement to an approved application;

•	restrictions on our products or the marketing or manufacturing of our products;

•	withdrawal of our products from the market;

•	warning letters;

•	voluntary or mandatory product recalls;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	product seizure or detention;

•	refusal to permit the import or export of our products;

•	injunctions or the imposition of civil penalties; and

•	criminal penalties.

We may not be able to obtain marketing approval for products resulting from our development efforts.

All of the drug candidates that we are developing, or may develop in the future, will require additional research and development, extensive preclinical studies, nonclinical testing, clinical trials, and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, is uncertain, and is expensive. Since our inception, we have conducted clinical trials of a number of compounds. Currently we are conducting a Phase 2 clinical trial of IMO-8400. The FDA and other regulatory authorities may not approve any of our potential products for any indication.

We may need to address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, unintended alteration of the immune system over time, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use. If we do not obtain necessary regulatory approvals, our business will be adversely affected.

We may not be able to obtain orphan drug exclusivity for applications of our TLR antagonist product candidates.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the European Medicines Agency, or EMA, or the FDA from approving another marketing application for the same drug for that time period. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

A fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We intend to seek fast track designation for some applications of our TLR antagonist product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular TLR antagonist product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

A breakthrough therapy designation by the FDA for any application of our TLR antagonist product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that those TLR antagonist product candidates will receive marketing approval.

We may seek a breakthrough therapy designation for some applications of our TLR antagonist product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe an application of one of our TLR antagonist product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a TLR antagonist product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our TLR antagonist product candidates qualify as breakthrough therapies, the FDA may later decide that the products no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

If we are unable to successfully develop companion diagnostics for our product candidates intended for the treatment of genetically defined B-cell lymphoma, or experience significant delays in doing so, we may not achieve marketing approval or realize the full commercial potential of these product candidates.

We plan to develop companion diagnostics for our TLR antagonist product candidates in our genetically defined B-cell lymphoma programs. We expect that, at least in some cases, the FDA and similar regulatory authorities outside the United States may require the development and regulatory approval of a companion diagnostic as a condition to approving our TLR antagonist product candidates specifically for the treatment of patients with a genetically defined B-cell lymphoma. We do not have experience or capabilities in developing or commercializing diagnostics and plan to rely on third parties or collaborators to perform these functions. To date, we have not entered into any agreements for the development or commercialization of companion diagnostics for use with any of our product candidates. However, we expect to enter into such agreements in the future with respect to our TLR antagonist product candidates in our genetically defined B-cell lymphoma programs. Companion diagnostics are subject to regulation by the FDA and similar regulatory authorities outside the United States as medical devices and require separate regulatory approval prior to commercialization.

If we, any third parties that we engage to assist us or any of our collaborators, are unable to successfully develop companion diagnostics for our TLR antagonist product candidates, or experience delays in doing so:

•	the development of our TLR antagonist product candidates may be adversely affected if we are unable to appropriately select patients for enrollment in our clinical trials;

•	our TLR antagonist product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and

•

we may not realize the full commercial potential of any TLR antagonist product candidates that receive marketing approval if, among other reasons, we are unable to appropriately identify patients with the specific genetic mutation targeted by our TLR antagonist product candidates.

If any of these events were to occur, our business would be harmed, possibly materially.

We have only limited experience in regulatory affairs and our products are based on new technologies; these factors may affect our ability or the time we require to obtain necessary regulatory approvals.

We have only limited experience in filing the applications necessary to obtain regulatory approvals. Moreover, the products that result from our research and development programs will likely be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional drugs. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals of any product that we develop.

Failure to obtain regulatory approval in jurisdictions outside the United States will prevent us from marketing our products abroad.

We intend to market our products, if approved, in markets outside the United States, which will require separate regulatory approvals and compliance with numerous and varying regulatory requirements. The approval procedures vary among such markets and may involve requirements for additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all.

Risks Relating to Collaborators

If we are unable to establish additional collaborative alliances, our business may be materially harmed.

Collaborators provide the necessary resources and drug development experience to advance our compounds in their programs. We are seeking to enter into collaborative alliances with pharmaceutical companies to advance our TLR-targeted programs in broader autoimmune disease indications, such as psoriasis, lupus and arthritis, as well as applications of our GSO technology platform

Upfront payments and milestone payments received from collaborations help to provide us with the financial resources for our internal research and development programs. Our internal programs are focused on developing TLR-targeted drug candidates for the potential treatment of autoimmune and inflammatory diseases and certain genetically defined B-cell lymphomas. We believe that additional resources will be required to advance compounds in all of these areas. If we do not reach agreements with additional collaborators in the future, we may not be able to obtain the expertise and resources necessary to achieve our business objectives, our ability to advance our compounds will be jeopardized and we may fail to meet our business objectives.

We may have difficulty establishing additional collaborative alliances, particularly with respect to our TLR-targeted drug candidates and technology. Potential partners may note that our TLR collaborations with Novartis and with Merck KGaA have been terminated. Potential partners may also be reluctant to establish collaborations with respect to IMO-2125, IMO-3100, IMO-2055, and our other TLR-targeted drug candidates, given our recent setbacks with respect to these drug candidates. We also face, and expect to continue to face, significant competition in seeking appropriate collaborators.

Even if a potential partner were willing to enter into a collaborative alliance with respect to our TLR-targeted compounds or technology, the terms of such a collaborative alliance may not be on terms that are favorable to us. Moreover, collaborations are complex and time consuming to negotiate, document, and implement. We may not be successful in our efforts to establish and implement collaborations on a timely basis.

Our existing collaboration and any collaborations we enter into in the future may not be successful.

An important element of our business strategy includes entering into collaborative alliances with corporate collaborators, primarily large pharmaceutical companies, for the development, commercialization, marketing, and distribution of some of our drug candidates. In December 2007, we entered into an exclusive, worldwide license agreement with Merck KGaA to research, develop, and commercialize products containing our TLR9 agonists for treatment of cancer, excluding cancer vaccines. In December 2006, we entered into an exclusive license and research collaboration with Merck & Co. to research, develop, and commercialize vaccine products containing our TLR7, TLR8, and TLR9 agonists in the fields of cancer, infectious diseases, and Alzheimer’s disease.

Any collaboration that we enter into may not be successful. For instance, in July 2011, Merck KGaA informed us that it had determined not to conduct further clinical development of IMO-2055, and in November 2011, we entered into an agreement with Merck KGaA terminating our collaboration with them. The success of our collaborative alliances, if any, will depend heavily on the efforts and activities of our collaborators. Our existing collaboration and any potential future collaborations have risks, including the following:

•	our collaborators may control the development of the drug candidates being developed with our technologies and compounds including the timing of development;

•	our collaborators may control the development of the companion diagnostic to be developed for use in conjunction with our drug candidates including the timing of development;

•	our collaborators may control the public release of information regarding the developments, and we may not be able to make announcements or data presentations on a schedule favorable to us;

•	disputes may arise in the future with respect to the ownership of rights to technology developed with our collaborators;

•	disagreements with our collaborators could delay or terminate the research, development or commercialization of products, or result in litigation or arbitration;

•	we may have difficulty enforcing the contracts if any of our collaborators fail to perform;

•

our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business or financial communities;

•	our collaboration agreements are likely to be for fixed terms and subject to termination by our collaborators in the event of a material breach or lack of scientific progress by us;

•

our collaborators may have the first right to maintain or defend our intellectual property rights and, although we would likely have the right to assume the maintenance and defense of our intellectual property rights if our collaborators do not, our ability to do so may be compromised by our collaborators’ acts or omissions;

•

our collaborators may challenge our intellectual property rights or utilize our intellectual property rights in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential liability;

•	our collaborators may not comply with all applicable regulatory requirements, or may fail to report safety data in accordance with all applicable regulatory requirements;

•

our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries. For example, we have a strategic partnership with Merck & Co., which merged with Schering-Plough, which has been involved with certain TLR-targeted research and development programs. Although the merger has not affected our partnership with Merck & Co. to date, management of the combined company could determine to reduce the efforts and resources that the combined company will apply to its strategic partnership with us or terminate the strategic partnership. The ability of our products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products;

•	our collaborators may under fund or not commit sufficient resources to the testing, marketing, distribution or development of our products; and

•

our collaborators may develop alternative products either on their own or in collaboration with others, or encounter conflicts of interest or changes in business strategy or other business issues, which could adversely affect their willingness or ability to fulfill their obligations to us.

Given these risks, it is possible that any collaborative alliance into which we enter may not be successful. Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. For example, effective as of February 2010, Novartis terminated the research collaboration and option agreement that we entered into with it in May 2005, and in November 2011, we entered into an agreement with Merck KGaA terminating our collaboration with them. In addition, Merck & Co. may terminate its license and research collaboration agreement by giving us 90 days advance notice. The termination or expiration of our agreement with Merck & Co. or any other collaboration agreement that we enter into in the future may adversely affect us financially and could harm our business reputation.

Risks Relating to Intellectual Property

If we are unable to obtain patent protection for our discoveries, the value of our technology and products will be adversely affected.

Our patent positions, and those of other drug discovery companies, are generally uncertain and involve complex legal, scientific, and factual questions. Our ability to develop and commercialize drugs depends in significant part on our ability to:

•	obtain patents;

•	obtain licenses to the proprietary rights of others on commercially reasonable terms;

•	operate without infringing upon the proprietary rights of others;

•	prevent others from infringing on our proprietary rights; and

•	protect our trade secrets.

We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may be issued in the future, or those licensed to us, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us proprietary protection or competitive advantages against competitors with similar technology. Moreover, intellectual property laws may change and negatively impact our ability to obtain issued patents covering our technologies or to enforce any patents that issue. Because of the extensive time required for development, testing, and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage provided by the patent.

Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

As of September 1, 2013, we owned more than 45 U.S. patents and patent applications and more than 85 patents and patent applications throughout the rest of the world for our TLR-targeted immune modulation technologies. These patents and patent applications include novel chemical compositions of matter and methods of use of our IMO compounds, including IMO-3100, IMO-8400, IMO-9200, and

IMO-2055. As of September 1, 2013, all of our intellectual property covering immune modulatory compositions and methods of their use is based on discoveries made solely by us. These patents expire at various dates ranging from 2017 to 2031. With respect to IMO-3100, we have issued U.S. patents that cover the chemical composition of matter of IMO-3100 and methods of its use that will expire at the earliest in 2026. With respect to IMO-8400, we have an issued U.S. patent that covers the chemical composition of matter of IMO-8400 and methods of its use that will expire at the earliest in 2031. With respect to IMO-9200, we have a provisional U.S. patent application that covers the chemical composition for IMO-9200 and methods of its use, which, if issued, would expire at the earliest in 2034. With respect to IMO-2055, we have issued U.S. patents that cover the chemical composition of matter of IMO-2055 and methods of its use, including in combination with marketed cancer products, with the earliest composition claims in the United States expiring in 2023.

As of September 1, 2013, we owned one issued U.S. patent, three U.S. patent applications, one international patent application and five foreign patent applications for our GSO compounds and methods of their use. Patents issuing from these patent applications, if any, would expire at the earliest in 2030.

In addition to our TLR-targeted and GSO patent portfolios, we are the owner or hold licenses of patents and patent applications related to antisense technology. As of September 1, 2013, our antisense patent portfolio included more than 65 U.S. patents, one U.S. patent application and more than 60 patents throughout the rest of the world. These antisense patents and patent applications include novel compositions of matter, the use of these compositions for various genes, sequences and therapeutic targets, and oral and other routes of administration. Some of the patents and patent applications in our antisense portfolio were in-licensed. These in-licensed patents expire at various dates ranging from 2013 to 2021.

Third parties may own or control patents or patent applications and require us to seek licenses, which could increase our development and commercialization costs, or prevent us from developing or marketing products.

Although we have many issued patents and pending patent applications in the United States and other countries, we may not have rights under certain third-party patents or patent applications related to our products. Third parties may own or control these patents and patent applications in the United States and abroad. In particular, we are aware of third-party U.S. patents that contain broad claims related to the use of certain oligonucleotides for stimulating an immune response, although we do not believe that these claims are valid. In addition, there may be other patents and patent applications related to our products of which we are not aware. Therefore, in some cases, in order to develop, manufacture, sell or import some of our products, we or our collaborators may choose to seek, or be required to seek, licenses under third-party patents issued in the United States and abroad or under third-party patents that might issue from U.S. and foreign patent applications. In such an event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell or import these products.

We may lose our rights to patents, patent applications or technologies of third parties if our licenses from these third parties are terminated. In such an event, we might not be able to develop or commercialize products covered by the licenses.

Currently, we have not in-licensed any patents or patent applications related to our TLR-targeted drug candidate programs or our GSO compounds and methods of their use. However, we are party to six royalty-bearing license agreements under which we have acquired rights to patents, patent applications, and technology of third parties in the field of antisense technology, which may be applicable to our TLR-targeted antisense. Under these licenses we are obligated to pay royalties on net sales by us of products or processes covered by a valid claim of a patent or patent application licensed to us. We also are required in some cases to pay a specified percentage of any sublicense income that we may receive. These licenses impose various commercialization, sublicensing, insurance, and other obligations on us.

Our failure to comply with these requirements could result in termination of the licenses. These licenses generally will otherwise remain in effect until the expiration of all valid claims of the patents covered by such licenses or upon earlier termination by the parties. The issued patents covered by these licenses expire at various dates ranging from 2013 to 2021. If one or more of these licenses is terminated, we may be delayed in our efforts, or be unable, to develop and market the products that are covered by the applicable license or licenses.

We may become involved in expensive patent litigation or other proceedings, which could result in our incurring substantial costs and expenses or substantial liability for damages or require us to stop our development and commercialization efforts.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the biotechnology industry. We may become a party to various types of patent litigation or other proceedings regarding intellectual property rights from time to time even under circumstances where we are not practicing and do not intend to practice any of the intellectual property involved in the proceedings. For instance, in 2002, 2003, and 2005, we became involved in interference proceedings declared by the United States Patent and Trademark Office for some of our antisense and ribozyme patents. All of these interferences have since been resolved. We are neither practicing nor intending to practice the intellectual property that is associated with any of these interference proceedings.

The cost to us of any patent litigation or other proceeding even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If any patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our drugs without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Risks Relating to Product Manufacturing, Marketing and Sales, and Reliance on Third Parties

Because we have limited manufacturing experience, and no manufacturing facilities or infrastructure, we are dependent on third-party manufacturers to manufacture drug candidates for us. If we cannot rely on third-party manufacturers, we will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

We have limited manufacturing experience and no manufacturing facilities, infrastructure or clinical or commercial scale manufacturing capabilities. In order to continue to develop our drug candidates, apply for regulatory approvals, and ultimately commercialize products, we need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

We currently rely upon third parties to produce material for nonclinical and clinical testing purposes and expect to continue to do so in the future. We also expect to rely upon third parties to produce materials that may be required for the commercial production of our products. Our current and anticipated future dependence upon others for the manufacture of our drug candidates may adversely affect our future profit margins and our ability to develop drug candidates and commercialize any drug candidates on a timely and competitive basis. We currently do not have any long term supply contracts.

There are a limited number of manufacturers that operate under the FDA’s current Good Manufacturing Practices, or cGMP, regulations capable of manufacturing our drug candidates. As a result, we may have difficulty finding manufacturers for our products with adequate capacity for our needs. If we are unable to arrange for third-party manufacturing of our drug candidates on a timely basis, or to do so on commercially reasonable terms, we may not be able to complete development of our drug candidates or market them.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured drug candidates ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control;

•	the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us;

•

the potential that third-party manufacturers will develop know-how owned by such third party in connection with the production of our drug candidates that becomes necessary for the manufacture of our drug candidates; and

•	reliance upon third-party manufacturers to assist us in preventing inadvertent disclosure or theft of our proprietary knowledge.

Any contract manufacturers with which we enter into manufacturing arrangements will be subject to ongoing periodic, unannounced inspections by the FDA, or foreign equivalent, and corresponding state and foreign agencies or their designees to ensure compliance with cGMP requirements and other governmental regulations and corresponding foreign standards. For example, one of our contract manufacturers notified us that it had received a cGMP warning letter from the FDA in February 2011. This contract manufacturer no longer manufactures drug product for us. Any failure by our third-party manufacturers to comply with such requirements, regulations or standards could lead to a delay in the conduct of our clinical trials, or a delay in, or failure to obtain, regulatory approval of any of our drug candidates. Such failure could also result in sanctions being imposed, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, product seizures or recalls, imposition of operating restrictions, total or partial suspension of production or distribution, or criminal prosecution.

Additionally, contract manufacturers may not be able to manufacture our drug candidates at a cost or in quantities necessary to make them commercially viable. As of September 1, 2013, our third-party manufacturers have met our manufacturing requirements, but we cannot be assured that they will continue to do so. Furthermore, changes in the manufacturing process or procedure, including a change in the location where the drug substance or drug product is manufactured or a change of a third-party manufacturer, may require prior FDA review and approval in accordance with the FDA’s cGMP and NDA/BLA regulations. Contract manufacturers may also be subject to comparable foreign requirements. This review may be costly and time-consuming and could delay or prevent the launch of a drug candidate. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. If we or our contract manufacturers are unable to comply, we or they may be subject to regulatory action, civil actions or penalties.

We have no experience selling, marketing or distributing products and no internal capability to do so.

If we receive regulatory approval to commence commercial sales of any of our drug candidates, we will face competition with respect to commercial sales, marketing, and distribution. These are areas in which we have no experience. To market any of our drug candidates directly, we would need to develop a marketing and sales force with technical expertise and with supporting distribution capability. In particular, we would need to recruit a large number of experienced marketing and sales personnel. Alternatively, we could engage a pharmaceutical or other healthcare company with an existing distribution system and direct sales force to assist us. However, to the extent we entered into such arrangements, we would be dependent on the efforts of third parties. If we are unable to establish sales and distribution capabilities, whether internally or in reliance on third parties, our business would suffer materially.

If third parties on whom we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our products and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our drug candidates. We depend on independent clinical investigators, contract research organizations, and other third-party service providers in the conduct of the clinical trials of our drug candidates and expect to continue to do so. We contracted with contract research organizations to manage our Phase 1 and Phase 2 clinical trials of IMO-3100, our Phase 1 clinical trial of IMO-8400 and our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis, and expect to contract with such organizations for future clinical trials. We rely heavily on these parties for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and foreign regulatory agencies require us to comply with certain standards, commonly referred to as good clinical practices, and applicable regulatory requirements, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of clinical trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or at all, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval, and commercialization of our drug candidates. If we seek to conduct any of these activities ourselves in the future, we will need to recruit appropriately trained personnel and add to our infrastructure.

Failure of our third party collaborators to successfully commercialize companion diagnostics developed for use with any TLR antagonist product candidates that we develop with respect to our genetically defined B-cell lymphoma program could harm our ability to commercialize these TLR antagonist product candidates.

Any TLR antagonist product candidates that we develop with respect to our genetically defined B-cell lymphoma program will necessitate the use of companion diagnostics. We do not plan to develop companion diagnostics internally and, as a result, we will be dependent on the efforts of our third party collaborators to successfully commercialize these companion diagnostics. Our collaborators:

•	may not perform their obligations as expected;

•	may encounter production difficulties that could constrain the supply of the companion diagnostics;

•	may have difficulties gaining acceptance of the use of the companion diagnostics in the clinical community;

•	may not pursue commercialization of any TLR antagonist product candidates that achieve regulatory approval;

•

may elect not to continue or renew commercialization programs based on changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

•	may not commit sufficient resources to the marketing and distribution of such product or products; and

•	may terminate their relationship with us.

If companion diagnostics for use with our genetically defined B-cell lymphoma TLR antagonist product candidates fail to gain market acceptance, our ability to derive revenues from sales of these TLR antagonist product candidates could be harmed. If our collaborators fail to commercialize these companion diagnostics, we may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with genetically defined B-cell lymphoma TLR antagonist product candidates or do so on commercially reasonable terms, which could adversely affect and delay the development or commercialization of these TLR antagonist product candidates.

The commercial success of any drug candidates that we may develop will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.

Any products that we ultimately bring to the market, if they receive marketing approval, may not gain market acceptance by physicians, patients, third-party payors or others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments. If our products do not achieve an adequate level of acceptance, we may not generate product revenue and we may not become profitable. The degree of market acceptance of our drug candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects, including any limitations or warnings contained in the product’s approved labeling;

•	the efficacy and potential advantages over alternative treatments;

•	the ability to offer our drug candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and the timing of market introduction of competitive products; and

•	publicity concerning our products or competing products and treatments.

Even if a potential product displays a favorable efficacy and safety profile, market acceptance of the product will not be known until after it is launched. Our efforts to educate patients, the medical community, and third-party payors on the benefits of our drug candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors.

If we are unable to obtain adequate reimbursement from third-party payors for any products that we may develop or acceptable prices for those products, our revenues and prospects for profitability will suffer.

Most patients rely on Medicare, Medicaid, private health insurers, and other third-party payors to pay for their medical needs, including any drugs we may market. If third-party payors do not provide adequate coverage or reimbursement for any products that we may develop, our revenues and prospects for profitability will suffer. Congress enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. While the program established by this statute may increase demand for our products if we were to participate in this program, our prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than we might otherwise obtain. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries or may otherwise negotiate the price they are willing to pay.

A primary trend in the United States healthcare industry is toward cost containment. In addition, in some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of our drug candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization of our products. These further clinical trials would require additional time, resources, and expenses. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected and our business may suffer.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act became law. These health care reform laws are intended to broaden access to health insurance; reduce or constrain the growth of health care spending, especially Medicare spending; enhance remedies against fraud and abuse; add new transparency requirements for health care and health insurance industries; impose new taxes and fees on certain sectors of the health industry; and impose additional health policy reforms. Among the new fees is an annual assessment on makers of branded pharmaceuticals and biologics, under which a company’s assessment is based primarily on its share of branded drug sales to federal health care programs. Such fees could affect our future profitability. Although it is too early to determine the effect of the new health care legislation on our future profitability and financial condition, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Third-party payors are challenging the prices charged for medical products and services, and many third-party payors limit reimbursement for newly-approved health care products. These third-party payors may base their coverage and reimbursement on the coverage and reimbursement rate paid by carriers for Medicare beneficiaries. Furthermore, many such payors are investigating or implementing methods for reducing health care costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective products by health care providers. In particular, third-party payors may limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could limit the price we might establish for products that we or our current or future collaborators may develop or sell, which would result in lower product revenues or royalties payable to us.

We face a risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing, and marketing of human therapeutic drugs. We face an inherent risk of product liability exposure related to the testing of our drug candidates in human clinical trials and will face an even greater risk if we commercially sell any products. Regardless of merit or eventual outcome, liability claims and product recalls may result in:

•	decreased demand for our drug candidates and products;

•	damage to our reputation;

•	regulatory investigations that could require costly recalls or product modifications;

•	withdrawal of clinical trial participants;

•	costs to defend related litigation;

•

substantial monetary awards to clinical trial participants or patients, including awards that substantially exceed our product liability insurance, which we would then have to pay using other sources, if available, and would damage our ability to obtain liability insurance at reasonable costs, or at all, in the future;

•	loss of revenue;

•	the diversion of management’s attention away from managing our business; and

•	the inability to commercialize any products that we may develop.

Although we have product liability and clinical trial liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our commercialization efforts.

Risks Relating to this Offering and Ownership of Our Common Stock

Our corporate governance structure, including provisions in our certificate of incorporation and by-laws and Delaware law, may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law and our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	limitations on stockholder proposals at meetings of stockholders;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on our ability to engage in business combinations and other specified transactions with significant stockholders. These provisions could have the effect of delaying, deferring or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

The preferred stock and warrants issued to certain affiliates of Pillar Invest Corporation, our largest stockholder group, in connection with our Series D and Series E financing have rights, preferences and privileges that are not held by, and are preferential to the rights of, our common stockholders. As a result, the interests of Pillar and its affiliates may differ from the interests of our common stockholders.

In connection with our November 2011 Series D redeemable convertible preferred stock financing, which we refer to as our November 2011 Series D financing, we issued to Pillar Pharmaceuticals I, L.P., or Pillar I, 1,124,260 shares of our Series D redeemable convertible preferred stock, or Series D preferred stock, which shares are convertible into 6,266,175 shares of our common stock, and warrants exercisable for up to 2,810,650 shares of our common stock. In connection with our November 2012 Series E convertible preferred stock financing, which we refer to as our November 2012 Series E financing, we issued to Pillar Pharmaceuticals II, L.P., or Pillar II, and an affiliated second purchaser an aggregate of 424,242 shares of our Series E convertible preferred stock, or Series E preferred stock, which shares are convertible into 8,484,840 shares of our common stock, and warrants exercisable for up to 8,484,840 shares of our common stock. In connection with the Pillar Agreements, we issued to the Pillar Entities warrants exercisable for up to 2,000,000 shares of common stock. In connection with our follow-on underwritten public offering in May 2013, we issued to the Pillar Entities and Pillar Pharmaceuticals III, L.P., or Pillar III, and together with the Pillar Entities, the Pillar Investment Entities, 5,000,000 shares of our common stock and warrants exercisable for up to 5,000,000 shares of common stock. As a result, the Pillar Investment Entities are collectively our largest stockholder group. In addition, two members of our board of directors are affiliates of the Pillar Investment Entities. In connection with their ownership of these securities, the Pillar Investment Entities obtained various rights, preferences and privileges that are not held by the holders of our common stock and that in certain instances are preferential to the rights of the holders of our common stock. As a result, the interests of the Pillar Investment Entities may differ from the interests of the holders of our common stock in material respects. Although there are contractual limitations on the beneficial ownership and voting rights of the Pillar Investment Entities, the Pillar Investment Entities may still be able to exert substantial influence over our business.

The securities issued in our Series D and Series E financings have certain rights with respect to dividends, that may adversely affect our common stockholders and that may adversely affect our ability to obtain financing in the future.

The rights, preferences and privileges of the Series D preferred stock and Series E preferred stock that we issued and sold in our November 2011 Series D financing and November 2012 Series E financing, respectively, provide the holders of such securities with significant rights, including preferential rights with respect to dividends, which are not provided to the holders of our common stock. The dividend rights of the Series D preferred stock and Series E preferred stock may adversely affect our liquidity. For example, our obligation to pay quarterly cash dividends to the holders of our preferred stock has reduced and will continue to reduce the funds that would otherwise be available to us for working capital and other general corporate purposes. In addition, under certain circumstances, we are entitled to pay dividends on our Series D preferred stock and Series E preferred stock in shares of common stock. If we were to pay such dividends in common stock, our existing stockholders will experience dilution.

The rights, preferences and privileges associated with our Series D preferred stock and Series E preferred stock may adversely affect our ability to obtain financing in the future, including potentially limiting the price that investors might be willing to pay in the future for shares of our common stock or our other securities.

Our stock price has been and may in the future be extremely volatile. In addition, because an active trading market for our common stock has not developed, our investors’ ability to trade our common stock may be limited. As a result, investors may lose all or a significant portion of their investment.

Our stock price has been volatile. During the period from January 1, 2011 to September 20, 2013, the closing sales price of our common stock ranged from a high of $3.25 per share to a low of $0.46 per share. The stock market has also experienced periods of significant price and volume fluctuations and the market prices of biotechnology companies in particular have been highly volatile, often for reasons that have been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

•	our cash resources;

•	timing and results of nonclinical studies and clinical trials of our drug candidates or those of our competitors;

•	the regulatory status of our drug candidates;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	the success of competitive products or technologies;

•	regulatory developments in the United States and foreign countries;

•	our success in entering into collaborative agreements;

•	developments or disputes concerning patents or other proprietary rights;

•	the departure of key personnel;

•	our ability to maintain the listing of our common stock on the Nasdaq Capital Market or an alternative national securities exchange;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the terms of any financing consummated by us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations; and

•	general economic, industry, and market conditions.

In addition, our common stock has historically been traded at low volume levels and may continue to trade at low volume levels. As a result, any large purchase or sale of our common stock could have a significant impact on the price of our common stock and it may be difficult for investors to sell our common stock in the market without depressing the market price for the common stock or at all.

As a result of the foregoing, investors may not be able to resell their shares at or above the price they paid for such shares. Investors in our common stock must be willing to bear the risk of fluctuations in the price of our common stock and the risk that the value of their investment in our stock could decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in this offering. The public offering price of our common stock and related warrants in this offering will be higher than the net tangible book value per share of our outstanding

common stock immediately after this offering. After giving effect to the issuance and sale in this offering of             shares of our common stock at a public offering price of $             and pre-funded warrants to purchase up to             shares of common stock at an exercise price of $             per share at a public offering price of $             per pre-funded warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering, our as adjusted net tangible book value as of June 30, 2013 would have been approximately $             million, or approximately $             per share of our common stock. As a result, purchasers of securities in this offering will experience immediate dilution of approximately $             per share in net tangible book value of the common stock. If any shares of our common stock are issued upon exercise of outstanding options or warrants, including any pre-funded warrants issued in this offering, purchasers of securities in this offering would experience dilution.

See “Dilution” for a more detailed description of the dilution to new investors in the offering.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities. These investments may not yield a favorable return to our stockholders. See “Use of Proceeds” for a more detailed description of our proposed use of proceeds from this offering. We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Because we do not intend to pay dividends on our common stock, your returns will be limited to any increase in the value of our stock.

We have never declared or paid any cash dividends on our common stock. We are required to obtain the prior written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of our Series E preferred stock in order to declare or pay a cash dividend on our common stock. Subject to the dividend rights of holders of our preferred stock, we currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, if any.

There is no public market for the pre-funded warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference herein or therein contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements contained or incorporated by reference herein regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, other than statements of historical fact, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results, levels of activity, performance or events to differ materially from those expressed or implied in the forward-looking statements that we make. These important factors include those incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. These factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus supplement, the accompanying prospectus and the documents we incorporate and those that are deemed to be incorporated by reference herein or therein. In addition, any forward-looking statements represent our estimates only as of the date of this prospectus supplement and should not be relied upon as representing our views as of any date subsequent to the date of this prospectus supplement. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock and pre-funded warrants that we are offering will be approximately $                 million, based on the public offering price of $         per share of common stock and the public offering price of $         per pre-funded warrant at which we are offering such securities in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering. See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and expense reimbursement.

We intend to use the net proceeds to us from this offering to fund our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL, our planned Phase 1 clinical trial of IMO-9200 and for working capital and other general corporate purposes.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on a number of factors, including the status of and results from non-clinical and clinical trials of our TLR antagonist product candidates and the clinical trials that regulatory authorities require us to perform in order to obtain market approvals.

We believe that our available funds following this offering, including our existing cash resources, will be sufficient to enable us to complete our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis, our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL and our planned Phase 1 clinical trial of IMO-9200. We expect that these funds will not be sufficient to enable us to conduct any other clinical development of IMO-8400 or IMO-9200. It is possible that we will not achieve the progress that we expect with respect to IMO-8400 or IMO-9200 because the actual costs and timing of clinical development activities are difficult to predict and are subject to substantial risks and delays.

We cannot estimate the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment grade securities.

DILUTION

Purchasers of the securities offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of June 30, 2013 was approximately $13,927,000, or $0.31 per share of our outstanding common stock, based on 45,165,160 shares of common stock outstanding as of June 30, 2013.

Investors participating in this offering will incur immediate and significant dilution. After giving effect to the issuance and sale in this offering of                  shares of our common stock and pre-funded warrants to purchase up to                  shares of our common stock, at the public offering price of $         per share of our common stock, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering, our as adjusted net tangible book value as of June 30, 2013 would have been approximately $                 million, or approximately $         per share of our common stock. This amount represents an immediate increase in net tangible book value of $         per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $         per share of our common stock to new investors purchasing securities in this offering. The following table illustrates this dilution:

Assumed offering price per share	$
Net tangible book value per share as of June 30, 2013	$
Increase per share attributable to this offering	$
As adjusted net tangible book value per share as of June 30, 2013, after giving effect to this offering	$
Dilution per share to new investors participating in this offering	$

If any shares of our common stock are issued upon exercise of outstanding options or warrants, you will experience further dilution.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by this prospectus supplement. The following description is subject in all respects to the provisions contained in the pre-funded warrants.

Form.    The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, which is filed as an exhibit to our Current Report on Form 8-K that we filed with the SEC on September    , 2013 and that has been incorporated into this prospectus supplement by reference, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability.    The pre-funded warrants are exercisable at any time after their original issuance and at any time up to the date that is seven years after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitations.    A holder will not have the right to exercise any portion of the pre-funded warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us. In addition, notwithstanding any election made by a holder, under the pre-funded warrants we may not effect the exercise of, and a holder is not entitled to exercise, any portion of the pre-funded warrants, to the extent that such exercise would result in the holder thereof (and its affiliates) beneficially owning more than 19.99% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the pre-funded warrants.

Exercise Price.    The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.01 per share of common stock. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Redemption.    Subject to the terms and conditions provided in the pre-funded warrants, at any time on or after the date that is 24 months following their original issuance, we have a right to redeem all or a portion of any pre-funded warrant then outstanding for $0.01 per share of common stock issuable on exercise of the outstanding pre-funded warrant following 30 days’ prior written notice to the holder if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days is greater than or equal to $             (subject to adjustment). Each pre-funded warrant holder’s right to exercise the pre-funded warrant will be forfeited upon payment of the redemption fee.

Transferability.    Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.    We do not plan on applying to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions.    In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.    Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

UNDERWRITING

We are offering the shares of common stock and pre-funded warrants described in this prospectus supplement through Piper Jaffray as underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,              shares of common stock and pre-funded warrants to purchase up to              shares of common stock.

The underwriter is committed to purchase all the shares of common stock offered by us if it purchases any shares.

The underwriter has advised us that it proposes to offer the shares of common stock and pre-funded warrants directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at the same prices less a concession not in excess of $         per share of common stock and less a concession not in excess of $         per pre-funded warrant. After the offering, these figures may be changed by the underwriter.

The shares of common stock and pre-funded warrants will be issued separately and no CUSIP number will be issued for any unit of common stock and/or pre-funded warrants. There is no market through which the pre-funded warrants may be sold and purchasers may not be able to resell the pre-funded warrants purchased under this prospectus supplement. The underwriter has advised us that it currently intends to make a market in the common stock. However, the underwriter is not obligated to do so and may discontinue market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common stock.

The underwriting fee per share of common stock is equal to the public offering price per share of common stock, less the amount paid by the underwriter to us per share of common stock and the underwriting fee per pre-funded warrant is equal to the public offering price per pre-funded warrant, less the amount paid by the underwriter to us per pre-funded warrant. The following table shows the per share and per pre-funded warrant underwriting discounts and commissions and the total underwriting discounts and commissions to be paid to the underwriter in connection with this offering.

	Per Share	Per Pre- Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds to us, before expenses	$	$	$

We are offering to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.9% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the shares of our common stock that would result in ownership in excess of 9.9%, pre-funded warrants to purchase such excess shares of our common stock. Each pre-funded warrant will have an exercise price of $0.01. The purchase price for each such pre-funded warrant would equal the per share public offering price for the common stock in this offering less the $0.01 per share exercise price of each such pre-funded warrant.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $            . Pursuant to the terms of the underwriting agreement, we have also agreed to reimburse the underwriter for expenses, including reasonable fees and disbursements of counsel, relating to this offering of up to $75,000, which amount is included in the above total and shall not be increased without our prior written consent. The underwriter has agreed to reimburse us an amount up to 20% of the aggregate underwriting discounts and commissions relating to this offering not to exceed a maximum of $260,000 to cover certain of our expenses related to this offering.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lend, or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, from entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or making any demand for, or exercising any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock, or making any public announcement of the intention to do any of the foregoing, for a period of at least 90 days following the date of the underwriting agreement without the prior written consent of Piper Jaffray. The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, participating in any exchange of “underwater” options with us, acquiring or exercising stock options issued pursuant to our existing stock option plans, or entering into plans that satisfy the requirements of Rule 10b5-1 under the Exchange Act, provided that no sales are made under such plans during the lock-up period.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriter pursuant to the underwriting agreement, or prevent us from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, if, within three days of that issuance or occurrence, Piper Jaffray publishes or otherwise distributes a research report or makes a public appearance concerning us, unless Piper Jaffray waives the extension in writing and except to extent that our securities are “actively traded securities” within the meaning of Rule 101(c)(1) of Regulation M of the Exchange Act, and we other satisfy the requirements set forth in Rule 139 of the Securities Act that would permit Piper Jaffray or any underwriter to publish issuer-specific research reports pursuant to Rule 139 of the Securities Act.

Our shares are quoted on the Nasdaq Capital Market under the symbol “IDRA.”

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to it. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement in electronic format may be made available on websites maintained by the underwriter, and the underwriter may distribute the prospectus supplement electronically.

From time to time in the ordinary course of their respective businesses, the underwriter and certain of its affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Piper Jaffray is being represented in connection with this offering by Dechert LLP, New York, New York.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.iderapharma.com. Our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus omit some information contained in our registration statement in accordance with SEC rules and regulations. You should review the information contained in and exhibits filed to the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-31918) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Amendment on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

•

Current Reports on Form 8-K filed January 15, 2013, February 8, 2013, April 23, 2013, May 2, 2013, May 7, 2013, May 9, 2013, May 24, 2013, May 31, 2013, July 10, 2013, July 29, 2013 and August 12, 2013; and

•

The descriptions of our capital stock contained in our Registration Statement on Form 8-A filed December 4, 2003, as amended on August 17, 2007 and as further amended on December 7, 2007, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

167 Sidney Street

Cambridge, Massachusetts 02139

Attn: Investor Relations

Phone: (617) 679-5500

$75,000,000

PROSPECTUS

Idera Pharmaceuticals, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may issue securities from time to time in one or more offerings of up to $75,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock trades on the Nasdaq Capital Market under the symbol “IDRA.”

Investing in these securities involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate offering price of up to $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

We have not authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “the Company” refer, collectively, to Idera Pharmaceuticals, Inc., a Delaware corporation.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein, including the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.iderapharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-31918) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of the initial registration statement and prior to effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Amendment on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013 and June 30, 2013;

•	Current Reports on Form 8-K filed on January 15, 2013, February 8, 2013, April 23, 2013, May 2, 2013, May 7, 2013, May 9, 2013, May 24, 2013, May 31, 2013, July 10, 2013, July 29, 2013 and August 12, 2013; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 4, 2003, as amended on August 17, 2007 and as further amended on December 7, 2007, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

167 Sidney Street

Cambridge, Massachusetts 02139

Attn: Investor Relations

Phone: (617) 679-5500

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements contained or incorporated by reference herein regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, other than statements of historical fact, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations express or implied in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results, levels of activity, performance or events to differ materially from those expressed or implied in the forward-looking statements that we make. These important factors include those incorporated into this prospectus by reference. These factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus and in the documents we incorporate by reference. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the Securities and Exchange Commission and should not be relied upon as representing our views as of any date subsequent to the date of this prospectus. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IDERA PHARMACEUTICALS, INC.

We are a clinical stage biotechnology company engaged in the discovery and development of novel synthetic DNA- and RNA-based drug candidates that are designed to modulate immune responses mediated through Toll-like Receptors, or TLRs. We are conducting a Phase 2 clinical trial of our lead drug candidate, IMO-8400, a TLR7, TLR8, and TLR9 antagonist, for the treatment of psoriasis. We have presented data from a Phase 2 clinical trial of IMO-3100, a TLR7 and TLR9 antagonist, in patients with moderate to severe plaque psoriasis. We believe that the results of the Phase 2 clinical trial of IMO-3100 provide proof of concept for our approach of targeting specific TLRs for the treatment of psoriasis and potentially other autoimmune and inflammatory diseases.

TLRs are specific receptors present in immune system cells. Using a chemistry-based approach, we have created synthetic DNA- and RNA-based compounds that are targeted to TLR3, TLR7, TLR8, and TLR9. A TLR antagonist is a compound that blocks activation of an immune response through the targeted TLR. A TLR agonist is a compound that stimulates an immune response through the targeted TLR.

We believe that the modulation of immune responses through TLRs provides a rationale for the development of drug candidates to treat a broad range of diseases, including autoimmune and inflammatory diseases, cancer and respiratory diseases, and for use as vaccine adjuvants. We are a party to a collaboration alliance with Merck Sharp & Dohme Corp. (formerly Merck & Co., Inc.), or Merck & Co., for the use of agonists of TLR7, TLR8, and TLR9 as adjuvants in the development of vaccines for cancer, infectious diseases, and Alzheimer’s disease.

Our principal executive offices are located at 167 Sidney Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 679-5500.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include research and development costs, the acquisition or licensing of complementary products, technologies or businesses, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF CAPITAL STOCK

We may offer shares of our common stock and preferred stock pursuant to this prospectus. The following description of the common stock and preferred stock that we may offer is intended as a summary only. This description is based upon, and is qualified by reference to, our certificate of incorporation and our by-laws, each as amended from time to time, and by applicable provisions of Delaware corporate law. This summary is not complete. You should read our certificate of incorporation and by-laws, which are filed as exhibits to this prospectus, for the provisions that are important to you.

Common Stock

We are authorized to issue 280,000,000 shares of common stock, $0.001 par value per share. As of August 29, 2013, there were 45,300,599 shares of common stock outstanding.

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the chief executive officer or our president.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share held. Our common stock does not have cumulative voting rights.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights that we have granted or may grant with respect to our preferred stock, including the preferential dividend rights that we have granted to the holders of our Series D preferred stock and Series E preferred stock as described elsewhere in this prospectus.

Liquidation, Dissolution or Winding-Up. Upon our liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share equally in all assets available for distribution to stockholders, subject to preferences that may apply to shares of preferred stock outstanding at that time. The amount available for common stockholders is calculated after payment of liabilities.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Our certificate of incorporation and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Put Right. Pursuant to the terms of a unit purchase agreement dated as of May 5, 1998, we issued and sold a total of 1,199,684 shares of common stock, which we refer to as the put shares, at a price of $16.00 per share. Under the terms of the unit purchase agreement, the initial purchasers, which we refer to as the put holders, of the put shares have the right, which we refer to as the put right, to require us to repurchase the put shares. The put right may not be exercised by any put holder unless all of the following occur:

•	we liquidate, dissolve or wind up our affairs pursuant to applicable bankruptcy law, whether voluntarily or involuntarily;

•	all of our indebtedness and obligations, including without limitation the indebtedness under our outstanding notes, has been paid in full; and

•	all rights of the holders of any series or class of capital stock ranking prior and senior to the common stock with respect to liquidation, including without limitation the series A convertible preferred stock, have been satisfied in full.

We may terminate the put right upon written notice to the put holders if the closing sales price of our common stock exceeds $32.00 per share for the 20 consecutive trading days prior to the date of notice of termination. Because the put right is not transferable, in the event that a put holder has transferred put shares since May 5, 1998, the put right with respect to those shares has terminated. As a consequence of the put right, in the event we are liquidated, holders of shares of common stock that do not have put rights with respect to such shares may receive smaller distributions per share upon our liquidation than if there were no put rights outstanding.

As of June 3, 2013, we had repurchased or received documentation of the transfer of 399,950 put shares and 35,780 of the put shares continued to be held in the name of put holders. We cannot determine at this time what portion of the put rights of the remaining 763,954 put shares have terminated.

Transfer Agent and Registrar. Computershare Shareowner Services, Inc. is transfer agent and registrar for the common stock.

The Nasdaq Capital Market. Our common stock is listed on the Nasdaq Capital Market under the symbol “IDRA.”

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share, of which 1,500,000 has been designated Series A convertible preferred stock, 1,124,260 has been designated Series D convertible preferred stock and 424,242 shares has been designated Series E convertible preferred stock. As of August 31, 2013, there were 655 shares of Series A preferred stock, 1,124,260 shares of Series D preferred stock and 424,242 shares of Series E preferred stock outstanding. No other shares of preferred stock were outstanding.

The terms of any series of preferred stock that are offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock that may be offered by us pursuant to this prospectus as described below and in any applicable prospectus supplement are not complete.

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock that is offered pursuant to this prospectus has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock being offered. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described below under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock that may be issued pursuant to this prospectus. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.

Rank. Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of its affairs, rank:

•	senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption. If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•	if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights. Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar. Computershare Shareowner Services, Inc. is transfer agent and registrar for the preferred stock.

Other Series of Preferred Stock

Series D Preferred Stock

In addition to any preferred stock offered pursuant to or described elsewhere in this prospectus, as of August 31, 2013, there were 1,124,260 shares of Series D preferred stock outstanding. The following description of the Series D preferred stock is intended as a summary only. This description is based upon, and is qualified by reference to, our certificate of incorporation and our by-laws, each as amended from time to time, and by applicable provisions of Delaware corporate law. This summary is not complete.

Dividends. The holders of Series D preferred stock are entitled to receive dividends payable quarterly in arrears at the rate of 7% per annum. We are obligated to pay these dividends in cash through October 1, 2013 and thereafter we may pay these dividends in cash or in shares of our capital stock, as determined by us in our sole discretion. In the event that any Series D preferred stock dividends are to be paid in shares of our capital stock, such payment will be made in shares of our common stock unless the issuance of such shares of common stock would result in the holder of the Series D preferred stock and its affiliates beneficially owning more than 19.99% of our common stock (assuming the conversion of all such shares into shares of our common stock) or the combined voting power of all of our securities then outstanding, in which case such payment will be made in shares of a to-be-created new series of non-voting preferred stock.

Liquidation and Other Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of Series D preferred stock are entitled to be paid out of the assets of the company available for distribution to our stockholders before any payment shall be made to the holders of our common stock, Series A preferred stock or any other class of our capital stock ranking junior to the Series D preferred stock as to liquidation, an amount per share equal to such amount as would have been payable with respect to such share had all shares of Series D preferred stock been converted into shares of our common stock immediately prior to such liquidation, dissolution or winding up. In the event of a sale of our company, after payment to the holders of the Series A preferred stock and any other class of our capital stock ranking senior to the Series D preferred stock, the remaining assets of the company available for distribution to our stockholders will be distributed among the holders of shares of Series D preferred stock, Series E preferred stock and common stock on a pro rata (and as converted to common stock) basis based on the number of shares held by each such holder.

Conversion. Each share of Series D preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of our common stock as is determined by dividing the Series D preferred stock issue price by the Series D preferred stock conversion price in effect at the time of conversion. The Series D preferred stock conversion price is currently $1.46 per share and the Series D preferred stock issue price is equal to the $8.1375 original purchase price of the Series D preferred stock. Accordingly, each share of Series D preferred stock is convertible at the option of the holder into 5.5736 fully paid and nonassessable shares of the common stock, and the 1,124,260 shares of our Series D preferred stock are convertible into approximately 6,266,175 shares of our common stock. No holder may convert its shares to the extent such conversion would result in the holder and its affiliates beneficially owning more than 19.99% of our outstanding common stock (assuming the conversion of all such shares into shares of our common stock) or the combined voting power of all of our securities then outstanding. The Series D preferred stock conversion price, and the rate at which shares of Series D preferred stock may be converted into shares of our common stock, may be subject to adjustment for stock dividends, stock splits and other events, as provided in the Series D Certificate of Designations.

Redemption. After November 4, 2013, we may redeem all or a portion of our outstanding Series D preferred stock for a cash payment equal to the $8.1375 original Series D preferred stock issue price per share plus any accrued or declared but unpaid dividends thereon following notice to the holders of our Series D preferred stock if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days is greater than or equal to 200% of the Series D preferred stock conversion price.

Series E Preferred Stock

In addition to any preferred stock offered pursuant to or described elsewhere in this prospectus, as of August 31, 2013, there were 424,242 shares of Series E preferred stock outstanding. The following description of the Series E preferred stock is intended as a summary only. This description is based upon, and is qualified by reference to, our certificate of incorporation and our by-laws, each as amended from time to time, and by applicable provisions of Delaware corporate law. This summary is not complete.

Dividends. The holders of Series E preferred stock are entitled to receive dividends payable quarterly in arrears at the rate of 8% per annum. We are obligated to pay these dividends in cash through October 1, 2013 and thereafter we may pay these dividends in cash or in shares of our capital stock, as determined by us in our sole discretion. In the event that any Series E preferred stock dividends are to be paid in shares of our capital stock, such payment will be made in shares of our common stock unless the issuance of such shares of common stock would result in any holder of the Series E preferred stock and its affiliates beneficially owning more than 19.99% of our common stock (assuming the conversion of all such shares into shares of our common stock) or the combined voting power of all of our securities then outstanding, in which case such payment will be made in shares of a to-be-created new series of non-voting preferred stock.

Liquidation and Other Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of Series E preferred stock are entitled to be paid out of the assets of the company available for distribution to our stockholders before any payment shall be made to the holders of our common stock, Series A preferred stock or any other class of our capital stock ranking junior to the Series E preferred stock as to liquidation, an amount per share equal to such amount as would have been payable with respect to such share had all shares of Series E preferred stock been converted into shares of our common stock immediately prior to such liquidation, dissolution or winding up. In the event of a sale of our company, after payment to the holders of the Series A preferred stock and any other class of our capital stock ranking senior to the Series E preferred stock, the remaining assets of the company available for distribution to our stockholders will be distributed among the holders of shares of Series D preferred stock, Series E preferred stock and common stock on a pro rata (and as converted to common stock) basis based on the number of shares held by each such holder.

Voting. Except with respect to the protective provisions described below, the Series E preferred stock is non-voting.

Protective Provisions. For so long as at least 84,849 shares of our Series E preferred stock remain outstanding, we cannot, directly or indirectly, (a) amend our Restated Certificate of Incorporation or bylaws in a manner that adversely and uniquely affects the Series E preferred stock, (b) except as expressly permitted by the Series E Certificate of Designations, purchase or redeem or pay or declare any dividend or make any distribution on, any shares of our capital stock, or (c) recapitalize or reclassify any of our common stock, without in each case the written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of Series E preferred stock.

Conversion. Each share of Series E preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of our common stock as is determined by dividing the Series E preferred stock issue price by the Series E preferred stock conversion price in effect at the time of conversion. The Series E preferred stock conversion price is currently $0.70 per share and the Series E preferred stock issue price is equal to the $14.00 original purchase price of the Series E preferred stock. Accordingly, each share of Series E preferred stock is convertible at the option of the holder into 20 fully paid and nonassessable shares of the common stock, and the 424,242 shares of our Series E preferred stock are convertible into approximately 8,484,840 shares of our common stock. No holder may convert its shares to the extent such conversion would result in the holder and its affiliates beneficially owning more than 19.99% of our outstanding common stock (assuming the conversion of all such shares into shares of our common stock) or the combined voting power of all of our securities then outstanding. The Series E preferred stock conversion price, and the rate at which shares of Series E preferred stock may be converted into shares of our common stock, may be subject to adjustment for stock dividends, stock splits and other events, as provided in the Series E Certificate of Designations.

Redemption. After the later of November 9, 2014 and the date that no shares of Series D preferred stock remain outstanding, we may redeem all or a portion of our outstanding Series E preferred stock for a cash payment equal to the $14.00 original Series E preferred stock issue price per share plus any accrued or declared but unpaid dividends thereon following notice to the holders of our Series E preferred stock if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days is greater than or equal to 400% of the Series E preferred stock conversion price. We may not redeem any shares of Series E preferred stock from a holder that cannot convert such shares of Series E preferred stock into common stock as a result of the beneficial ownership limitations on conversion of the Series E preferred stock as described above. In such event, we may redeem such nonredeemable shares pursuant to alternative redemption provisions set forth in the Series E Certificate of Designations following notice to the holders of the nonredeemable shares, for a cash payment per share equal to the greater of the 20 consecutive trading day average closing price per share of our common stock ending on the trading day immediately prior to redemption date plus any dividends accrued or declared but unpaid thereon and the Series E conversion price plus any dividends accrued or declared but unpaid thereon.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital, or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Specified Certificate of Incorporation and By-law Provisions

Staggered Board. Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation and by-laws provide that directors may only be removed for cause and then only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our certificate of incorporation and by-laws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation and by-laws provide that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our certificate of incorporation and by-laws further provide that special meetings of our stockholders may be called only by a majority of the board of directors or by our chief executive officer or, if the office of chief executive officer is vacant, our president. In no event may our stockholders call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Supermajority Votes Required. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior three paragraphs.

Business Combinations. We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that such person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which such person became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Directors’ Liability. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock or depositary shares. We may offer warrants separately or together with one or more additional warrants, common stock, preferred stock or depositary shares, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the common stock, preferred stock or depositary shares with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related common stock, preferred stock or depositary shares will be separately transferable;

•	the number of shares of common stock, the number of shares of preferred stock or the number of depositary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each depositary share and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments, you or your nominee must physically deliver the securities to the registrar or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the depositary shares or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered depositary shares and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book–entry registration and transfer system, the participants’ accounts with the respective face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable deposit agreement or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable deposit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable deposit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable deposit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Any payments to holders with respect to depositary shares or warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the warrant agents or any other agent of ours or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment to holders or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	to or through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

IDERA PHARMACEUTICALS, INC.

Shares of Common Stock

Pre-Funded Warrants to Purchase          Shares of Common Stock

PROSPECTUS SUPPLEMENT

                , 2013